Exhibit (m)(12)

CONFORMING AGREEMENT

TO

EMPLOYEE BENEFIT

PLAN SERVICE AGREEMENT

This Conforming Agreement to the Employee Benefit Plan Service Agreement (the “Conforming Agreement”) is made as of May 1, 2014, by and between J.P. Morgan Retirement Plan Services LLC (“J.P. Morgan”) and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”), as business trust established under the laws of the Commonwealth of Massachusetts.

WHEREAS, J.P. Morgan and GMO Trust are party to the Employee Benefit Plan Service Agreement dated June 5, 2009 (the “Service Agreement”) pursuant to which the parties have agreed to operational procedures related to the processing of Plan participant transactions in shares of the Funds through accounts established by J.P. Morgan;

WHEREAS, in connection with the creation of the Series Trust, the parties intend to apply the terms of the Service Agreement to the Series Trust;

NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust and J.P. Morgan agree as follows:

1.	All capitalized terms used in this Conforming Agreement and not defined herein shall have the meaning ascribed to them in the Service Agreement.

2.	The terms of the Service Agreement shall apply, mutatis mutandis, to each fund of the Series Trust as if it were a series of the Trust.

3.	A list of the funds of the Series Trust is set forth in Schedule 1A, which shall be amended from time to time by written notice from the Series Trust.

IN WITNESS WHEREOF; the parties hereto have caused this Conforming Agreement to be duly executed as of the day and year first written above.

GMO SERIES TRUST*, on behalf of the Funds listed on Schedule 1A separately and not jointly

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	Vice President and Assistant Clerk

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Conforming Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Conforming Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individual or any other series, but are binding only upon the assets and property of that series.

J.P. MORGAN RETIREMENT PLAN SERVICES LLC

By:	/s/ Derek W. Mast
Name:	Derek W. Mast
Title:	Executive Director

SCHEDULE IA

List of GMO Series Trust Funds

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0

EMPLOYEE BENEFIT PLAN SERVICE AGREEMENT

This Agreement is entered into as of June 5, 2009 among J.P. Morgan Retirement Plan Services LLC, (“JPMorgan”), and GMO Trust, an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust (“Trust”).

JPMorgan provides administrative services including recordkeeping, account maintenance, shareholder communications, reporting and processing services, to qualified employee benefit plans (the “Plans”). It is contemplated that an investment adviser, trustee, sponsor or administrative committee of a Plan (a “Plan Representative”) will invest on behalf of Plan participants or offer to Plan participants the opportunity to invest their assets in shares of the “Funds as set forth on Schedule A, as such Schedule may be amended from time to time pursuant to paragraph 22 below.

JPMorgan and Trust desire to facilitate the processing and confirmation of Plan participant transactions in shares of the Funds through one or more accounts (not to exceed one per Plan) in each Fund (an “Account”) established by JPMorgan in the name of the Plans through the Fund’s designated transfer agent, subject to the terms and conditions of this Agreement.

Accordingly, the parties hereto agree as follows:

1.	Accounts: JPMorgan agrees not to establish any Accounts in addition to those that are the subject to this Agreement as of the date set forth above without advance notice to and approval from Trust.

2.	Services. Trust shall make shares of the Funds available to the Plans. JPMorgan shall provide Plan participant recordkeeping, reporting and processing, and account maintenance, shareholder communications and administrative services with respect to the Accounts which shall include:

(a)	providing necessary personnel and facilities to establish and maintain Plan participant accounts and records relating to Fund shares,

(b)	recording Plan participant account balances in the Funds and changes thereto, including debits and credits to such accounts in the form of cash, dividends and shares of the Funds,

(c)	arranging for the wiring of funds,

(d)	providing statements to the Plans and Plan participants showing the total number of Fund shares owned by Plan participants, purchase and redemption of Fund shares, and also dividends and distributions from Funds,

(e)	furnishing proxy material, periodic Fund reports to shareholders, prospectuses and other communications to Plan and/or Plan participants as required or requested by Plan participants,

(f)	transmitting Plan participant transaction information,

(g)	providing to Trust or the Funds such information as they may reasonably request in order to assist the Funds in their compliance with state securities laws, and

(h)	providing to each Plan or Plan participant, as appropriate, such reports or information as may be required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Trust will recognize each Account as a single shareholder and as an unallocated account in each Fund, and will not be responsible for maintaining separate accounts for Plan participants.

3.	Pricing Information. Trust or its designee shall use best efforts to furnish JPMorgan, with respect to each Fund,

(a)	no later than 6 p.m. Central time, net asset value information as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”),

(b)	dividend and capital gains information as it becomes available, and

(c)	in the case of income funds, the daily accrual for interest rate factor (mil rate). Trust shall use its best efforts to provide such information to JPMorgan by means of electronic transmission or other mutually acceptable means by 6:00 p.m. Central time on each Business Day.

4.	Orders and Settlement.

(a)	Upon the receipt of instructions from Plan participants or Plan Representatives, JPMorgan will calculate order allocations among designated investment media and transmit to the transfer agent of each Fund orders to purchase or redeem Fund shares for specified Accounts on the basis of those instructions. JPMorgan agrees that orders for net purchases or net redemptions of Fund shares derived from instructions received in proper form by JPMorgan from Plan participants or Plan Representatives prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to the Fund’s transfer agent by 7:00 a.m. Central time on the next Business Day. JPMorgan agrees to provide advanced notice to Trust of Plan events that may result in large transactions and use best efforts to estimate the trade value of such transactions. JPMorgan agrees that payment for net purchases of Fund shares attributable to all orders executed for the Accounts on a given Business Day will be wired no later than 11:00 a.m. Central time by JPMorgan to a custodial account designated by Trust on the same Business Day such purchase orders are transmitted to the Fund’s transfer agent.

(b)

Trust or its designee will use best efforts to wire payment for net redemptions of Fund shares attributable to all orders executed for the accounts on a given Business Day on the Business Day such redemption orders are transmitted to the

Fund’s transfer agent to an account designated by JPMorgan no later than 11:00 a.m. Central time; provided, however, that a Fund may, if necessary, delay redemption of Fund shares or extend settlement to the extent permitted by the 1940 Act and as prescribed in the Fund’s then current prospectus.

(c)	The Business Day on which instructions are received by the Close of Trading in proper form by JPMorgan from Plan participants or Plan Representatives shall be the date as of which shares of the Funds shall be purchased and redeemed as a result of such instructions. Instructions received in proper form by JPMorgan from Plan participants or Plan Representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Dividends and capital gain distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus unless JPMorgan otherwise indicates that such dividends and distributions are to be paid in cash.

(d)	Subject to JPMorgan’s compliance with the foregoing, JPMorgan will be considered agent for the Funds for the sole and limited purpose of receiving orders for purchases and redemptions of shares of the Funds on behalf of Plan participants. For each Account in which cash dividends and capital gains distributions are received by JPMorgan from the Funds for payment to shareholders, JPMorgan shall be solely responsible for ensuring that all such cash dividends and distributions are paid to shareholders in a timely manner. Any liabilities arising from such cash dividend and distributions payments reported by shareholders as lost, stolen, materially altered or forged shall be the sole responsibility of JPMorgan.

5.	Operating Procedures

(a)	The purchase, sale, redemption and settlement of Funds will normally follow the NSCC’s Fund/SERV Processing Procedures, as follows:

(i)	The parties agree to establish an electronic data link through the NSCC system. The NSCC system will enable JPMorgan to transmit Plan trade information, including purchase, redemption and exchange instructions, as directed by Plan participants, to the Funds and likewise to receive trade and pricing information from the Funds. The parties agree to pay or arrange for payment of their respective NSCC costs.

(ii)	Each party agrees to abide by NSCC system rules and processing guidelines, as amended from time to time, in order to perform their respective obligations under this Agreement.

(iii)	JPMorgan agrees that it will not place trades through the NSCC system with an “as of date prior to the last Business Day on which an NAV was reported.

(iv)	On each Business Day, the Fund (or its transfer agent) shall accept and effect changes on its records upon receipt of purchase, redemption, exchanges and registration instructions from JPMorgan through the NSCC system without supporting documents from the Plan Representative.

(v)	Confirmed trades and any other information provided through the NSCC system pursuant to this Agreement shall be accurate, complete and in a format prescribed by the NSCC. Each party or their agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC system. Each party shall be entitled to act on information and transmissions received through the NSCC system that it reasonably believes to be genuine.

(vi)	Processing errors which result from any delay or error caused by JPMorgan may be adjusted according to the Funds’ then current policies. In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares, the Fund shall notify JPMorgan as soon as practicable after discovering the need for those adjustments which result in a reimbursement to an Account in accordance with such Fund’s then current policies on reimbursement. Notification may be made via facsimile at 816-673-4622 or via direct or indirect systems access.

(vii)	JPMorgan agrees that its receipt of information regarding confirmed trades through the NSCC system pursuant to this Agreement shall be deemed to be receipt of the written notification (“confirmation”) required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and, as such, JPMorgan, on behalf of the Plan, hereby gives its informed consent to electronic delivery of such confirmation; provided that JPMorgan may request a paper copy of any confirmation delivered to it electronically and, provided further, that JPMorgan may revoke its consent to electronic delivery pursuant to a notice delivered under Section 20 hereof. The Fund annually will provide JPMorgan a statement in paper media setting forth Account activity during the prior year.

(b)	The purchase, sale, redemption and settlement of Funds Units will normally follow NSCC’s Fund/SERV Processing Procedures, as described above. In the event that such procedures are not followed as described, the Manual Processing Procedures defined in Exhibit B will apply.

6.	Maintenance of Records. JPMorgan shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this agreement. Upon the request of Trust, JPMorgan shall provide copies of all records relating to transactions between the Plans and the Funds to enable Trust, the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization or a Plan or to monitor and review the services of JPMorgan contemplated by this Agreement. JPMorgan agrees that it will permit Trust or its representatives to have reasonable access to JPMorgan’s personnel and records in order to facilitate the monitoring of the quality of the services to be provided under this Agreement.

7.	Fees. In consideration of JPMorgan’s performance of its obligations pursuant to this Agreement, Trust agrees to pay JPMorgan the fees set forth in Exhibit A to this Agreement (the “Administrative Fees”). The Administrative Fees will be calculated at the end of each calendar quarter and Trust will make payment to JPMorgan within 30 days.

8.	Compliance with Laws. At all times JPMorgan shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including but not limited to those applicable to a transfer agent under the Federal securities laws, including, without limitation, all prospectus delivery requirements. The parties agree that JPMorgan may satisfy prospectus delivery requirements by sub-contracting with Plan Representatives; provided, however, that JPMorgan remains ultimately responsible for satisfying any prospectus delivery requirements. At all times, Trust shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement. JPMorgan and Plan Representatives, and not Trust, shall take such action as be necessary so that the transactions contemplated by this Agreement shall not be “Prohibited Transactions” under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended.

9.	Liability of JPMorgan for Actions of its Agents or Affiliates. JPMorgan is responsible for actions or omissions by any affiliates or agents of JPMorgan, including Plan Representatives, who perform services or obligations required of JPMorgan hereunder to the same extent as if such action or omission was performed by JPMorgan directly, and failure by such affiliate or agent to perform under or comply with this Agreement will not relieve JPMorgan of any of its obligations under this Agreement.

10.	Representations and Warranties. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. JPMorgan further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b)	the arrangements and fees provided for in this Agreement will be disclosed to the Plans through their Plan Representatives; and

Trust	further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the “Securities Act”).

11.	Representations Concerning the Funds. JPMorgan and its agents shall prepare communication and disclosure materials regarding the Fund or Fund Shares based only on the current prospectus or statement of additional information or other current materials furnished by Trust to JPMorgan and in publicly available databases, such as those databases created by Standard & Poor’s and Morningstar; provided, however, that neither GMO Trust nor any one or more of the Funds shall have any liability for misinformation provided by such databases. Communications and disclosure materials prepared by JPMorgan shall be solely for the Participants and beneficiaries in the qualified employee benefit plans to which JPMorgan provides recordkeeping and other administrative services (“Participant Communications”). Such Participant Communications shall describe the Funds, a portfolio or a portfolio’s investment adviser or sub-adviser in the same format as that used for the other investment options offered by the Plans. It shall be the sole and exclusive responsibility of JPMorgan to complete all required regulatory compliance reviews and filing with all governing regulatory agencies of any Participant Communications prepared by JPMorgan before first use.

12.	Operation of Funds. JPMorgan’s performance of its obligations pursuant to this Agreement, including, without limitation, the processing and confirmation of Plan participant transactions in Fund shares, shall be subject to the terms and conditions set forth in each Fund’s prospectus. In no way shall the provisions of this Agreement limit the authority of any Fund or Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

13.	Expenses.

(a)	Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations pursuant to this Agreement.

(b)	Each Fund shall pay the cost of registration of its shares with the Securities and Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to JPMorgan its proxy material, periodic Fund reports to shareholders, prospectuses and other material as such Fund may require to be sent to shareholders. The cost of preparing and printing this material shall be paid by the applicable Fund or Trust, and the cost of distributing such items shall be borne by JPMorgan or the Plan Representative.

14.	Relationship of Parties. Except as specifically provided in Section 3 of this Agreement, it is understood and agreed that all services performed hereunder by JPMorgan shall be as an independent contractor and not as an employee or agent of Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

The parties acknowledge and agree that the services provided by JPMorgan under this Agreement are recordkeeping, account maintenance, shareholder communications, reporting and processing, and related administrative services only and are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of any Fund of the Trust within the meaning of the 1933 Act or the 1940 Act. This Agreement does not grant JPMorgan or any of its agents any right to purchase shares of any Fund (although it does not preclude JPMorgan from purchasing any such shares), nor does it constitute JPMorgan or any of its agents an agent of any Fund or the Trust for purposes of selling shares of any Fund to any dealer or the public, except as expressly stated in this Agreement as to the receipt of purchase or redemption orders by Plan participants or a Plan Representative. The parties acknowledge that Funds Distributor, LLC serves as the Funds’ distributor and principal underwriter, and to the extent JPMorgan or its agent or affiliate is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of Plan participants only.

15.	Use of Names. Except as otherwise expressly provided for in this Agreement, JPMorgan shall not use, nor shall it allow its employees or agents to use, the name or logo of Trust or the Funds, any affiliate of Trust, or any products or services sponsored, managed, advised, administered, or distributed by Trust or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of Trust.

16.	Prohibition of Market Timing.

(a)	Monitoring Market Timing; Redemption Fees. JPMorgan represents that it will cooperate with any current or future implementation of redemption fees imposed on sales, exchanges or transfers of Shares of the Funds as set forth in the Prospectus, including the calculation, assessment and remittance thereof. Trust will provide JPMorgan the necessary information and deadlines on a form provided by JPMorgan to set up the identified redemption fees. JPMorgan agrees to assess and remit all applicable redemption fees imposed on sales, exchanges, or transfers, resulting from underlying shareholder transactions that are subject to any applicable redemption fees.

JPMorgan requires all Customers to comply with the most current JPMorgan Retirement Plan Services Trade Control Policy, as amended from time to time, a form of which is attached hereto as Exhibit D. JPMorgan will promptly provide Trust any revisions to the Trade Control Policy.

As an alternative to the JPMorgan Retirement Plan Services Trade Control Policy, JPMorgan requires all Plan Representatives to adopt a trade control policy that is at least as restrictive as the most restrictive trade control policy applicable to an investment in a Plan’s investment lineup.

(b)	Shareholder Information Agreement. JPMorgan and Trust agree to the terms of the Shareholder Information Agreement required pursuant to SEC Rule 22c-2, executed by the parties October 16, 2006.

17.	USA Patriot Act. Each party hereto agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If, under the Fund’s anti-money laundering program, the Fund determines at any time that activity of an investor is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities.

18.	Indemnification.

(a)	JPMorgan agrees to indemnify and hold harmless Trust, the Funds and each of their directors, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act (“Trust Indemnified Parties”) against any losses, claims, damages, liabilities or expenses to which any one of them may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon

(i)	JPMorgan’s negligence, bad faith, or willful misconduct in performing its obligations hereunder,

(ii)	any breach by JPMorgan of any material provision of this Agreement, or

(iii)	any breach by JPMorgan of a representation, warranty or covenant made in this Agreement; and JPMorgan will reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement shall be in addition to any liability which JPMorgan may otherwise have.

JPMorgan also agrees to indemnify and hold harmless Trust Indemnified Parties with respect to the activities of any agents of JPMorgan, including Plan Representatives, who perform the services required of JPMorgan hereunder to the same extent as if JPMorgan had performed such services directly.

(b)	Trust agrees to indemnify and hold harmless JPMorgan and each of its directors, officers, employees, agents and each person, if any, who controls it within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses to which any one of them may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon

(i)	Trust’s negligence, bad faith, or willful misconduct in performing its obligations hereunder,

(ii)	any breach by Trust of any material provision of this Agreement, or

(iii)	any breach by Trust of a representation, warranty or covenant made in this Agreement; and Trust will reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement shall be in addition to any liability which Trust may otherwise have.

(c)	If any third party threatens to commence or commences any action for which one party (the “Indemnifying Party”) may be required to indemnify another person hereunder (the “Indemnified Party”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnifying Party shall be entitled, at its own expense and without limiting its obligations to indemnify the Indemnified Party, to assume control of the defense of such action with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the control of the defense, the Indemnified Party may participate in the defense of such claim at its own expense. In the event the Indemnifying Party, after notification by the Indemnified Party of the commencement of an action, does not elect to assume the defense of any such action, the Indemnifying Party will reimburse the Indemnified Party(ies) named a defendant or defendants in such action for the fees and expenses of one single counsel agreed upon by them. In any event, the Indemnifying Party shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

19.	Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Shares by the Trust, in which case the earlier of 30 days or the termination date established by the Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon both parties and their respective successors and permitted assigns. Both parties agree to give as much prior notice as is administratively and/or legally practicable in the event of its intent to assign this Agreement.

20.	Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to JPMorgan, to:

J.P. Morgan Retirement Plan Services LLC

9300 Ward Parkway

Kansas City, MO 64114

Attention:        Karen Prange (or her successor)

                         Vice President, Assistant General Counsel

If to Trust or any Fund, to:

President

GMO Trust

40 Rowes Wharf

Boston, MA 02110

with a copy to:

Kathleen Higgins

GMO Shareholder Services

40 Rowes Wharf

Boston, MA 02110

21.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts applicable to agreements fully executed and to be performed therein.

22.	Massachusetts Business Trust. GMO Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule I, severally and not jointly.

23.	Survival. The provisions of Sections 6 and 18 hereof shall survive the termination of this Agreement.

24.	Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the Parties.

25.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

26.	Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

27.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

28.	Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, or (f) any other cause similarly beyond the reasonable control of the affected party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

J.P. MORGAN RETIREMENT PLAN SERVICES LLC

By:	/s/ Geoffrey W. Walden
Print Name:	Geoffrey W Walden
Title:	Vice President

GMO TRUST, on behalf of the Funds listed on Schedule I separately and not jointly.

By:	/s/ J.B. Kittredge
Print Name:	J. B. Kittredge
Title:	President
Reviewed by:	/s/ EMH
EMH

SCHEDULE 1

List of Funds

GMO International Intrinsic Value Fund, Class III

GMO Foreign Fund, Class III

EXHIBIT A

FEES

In consideration of the services provided under this Agreement, no compensation will be paid.

EXHIBIT B

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 4, Transactions through the NSCC System. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which Funds determines its net asset value (“Business Day”), JPMorgan or its designee may transmit orders for the purchase, sale, exchange or transfer of Funds based solely upon the receipt of instructions from its customers prior to the close of trading (generally 3:00 p.m. Central time on the Exchange (“Close of Trading”)) on such Business Day. Instructions from customers of JPMorgan received by JPMorgan or its agent prior to the Close of Trading on any given Business Day (“Day 1”) (such orders are referred to as “Day 1 Trades”) and transmitted to Funds or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 7:30 a.m. CT the next Business Day (“Day 2”), will be executed at the net asset value (“NAV”) of each applicable Fund, determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any customer orders by JPMorgan to Funds, JPMorgan will verify that such instructions were received by Funds by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but settlement may be extended as prescribed in the Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by Funds or its agent. In the case of instructions which constitute a net purchase order, JPMorgan shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 1:00 p.m. CT on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, Funds shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 1:00 p.m. CT on the Settlement Date. Settlement will be in U.S. dollars.

Exhibit D

JPMorgan Retirement Plan Services

Trade Control Policy

Effective October 1, 2006

Commencing with transactions with an effective date of October 1, 2006, plan participants who exchange any amount out of a mutual fund or a J.P. Morgan Chase commingled product (“Fund”) will be prohibited from purchasing shares of the same Fund through an exchange transaction for 30 calendar days.

The JPMorgan Retirement Plan Services Trade Control Policy will not apply to the following:

•	Money-Market mutual funds

•	Actively Managed Separate Accounts and Lifestyle Portfolios*

•	The following purchase transactions:

•	contribution processing, including participant payroll, employer contributions, loan repayments, and rollover.

•	fund dividends or capital gain distributions.

•	The following redemption transactions:

•	distributions, loans, and in-service withdrawals from a plan.

•	plan termination or at the discretion and direction of a plan sponsor or other fiduciary.

•	payment of fund or account fees.

•	Conversions of shares from one class to another in the same fund.

•	Re-registration of shares.

Transactions initiated by JPMorgan Retirement Plan Services Managed Account Service or a similar program will be exempt from the RPS Trade Control Policy. Reallocation and rebalancing transactions initiated by plan participants (whether the participant is acting alone or utilizing an investment advisor, investment advisory service or other plan feature) will not be exempt from the RPS Trade Control Policy.

*	Mutual fund companies and other investment managers may impose additional trade control policies as a requirement for plans to include their products in a plan lineup, or as an underlying security in an actively managed separate account or lifestyle portfolio.